CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Commodity Strategy Total Return Fund:

We consent to the use in this Registration Statement of Oppenheimer Commodity Strategy Total Return Fund and subsidiaries, of our report dated February 18, 2011, relating to the financial statements and financial highlights of Oppenheimer Commodity Strategy Total Return Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and our report dated February 18, 2011 for RAF Fund Ltd. relating to the financial statements and financial highlights of RAF Fund Ltd., appearing in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

March 29, 2011